Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2011 (December 7, 2011, as to the effects of the discontinued operations presentation described in Notes 1 and 12), on the consolidated financial statements and internal control over financial reporting of Heckmann Corporation and subsidiaries, which appears in the Current Report on Form 8-K of Heckmann Corporation dated December 7, 2011, and to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ GHP HORWATH, P.C.

Denver, Colorado

February 14, 2012